Exhibit 10.1

Execution Version

THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 27, 2018 (this “Amendment”), amends the Amended and Restated Credit Agreement, dated as of July 30, 2014 (as previously amended, supplemented or otherwise modified, the “Credit Agreement”), among Horace Mann Educators Corporation, a Delaware corporation (the “Borrower”), the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Terms defined in the Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.
WHEREAS, the parties hereto have entered into the Credit Agreement, which provides for the Lenders to extend certain loans to the Borrower from time to time; and
WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respects as hereinafter set forth;
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:
1.AMENDMENT. Upon satisfaction of the conditions set forth in Section 2, the Credit Agreement shall be amended as follows:
1.1    The following definitions in Section 1.01 of the Credit Agreement are hereby amended and restated in its entirety to read as follows:
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1%, and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c)

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above. For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Arrangers” means JPMorgan Chase Bank, N.A. and PNC Capital Markets LLC in their capacities as joint lead arrangers.
“Capitalized Lease” shall mean, as to any Person, any lease which is or should be capitalized on the balance sheet in accordance with GAAP (subject to Section 1.04), together with any other lease which is in substance a financing lease, including, without limitation, any lease under which (a) such Person has or will have an option to purchase the property subject thereto at a nominal amount or an amount less than a reasonable estimate of the fair market value of such property as of the date the lease is entered into or (b) the term of the lease approximates or exceeds the expected useful life of the property leased thereunder.
“Executive Officer” means, as to any Person, the president, the chief financial officer, the chief executive officer, the vice president – corporate finance, the general counsel, the treasurer or the secretary.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time; provided that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“JPMCB Fee Letter” means the letter agreement, dated as of May 31, 2018, among the Borrower, the Administrative Agent and JPMorgan Chase Bank, N.A..
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period or for any ABR Borrowing, the LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Screen Rate shall

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not be available at such time for such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate.
“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that, if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“Maturity Date” means June 27, 2023.
“PNC Fee Letter” means the letter agreement, dated as of May 29, 2018, among the Borrower, PNC Bank, National Association and PNC Capital Markets LLC.
“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent, any Lender that, subject to Section 2.17(b), a Defaulting Lender shall be disregarded.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of the Third Amendment Effective Date, Crimea, Cuba, Iran, North Korea, and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury , or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
1.2    The definition of “Defaulting Lender” is amended by amending clause (d) thereof to read as follows: “(d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.”
1.3    Section 1.01 of the Credit Agreement is hereby amended by adding the following new definitions in the appropriate alphabetical order:

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“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

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“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Third Amendment Effective Date” means June 27, 2018.
“Third Amendment” means the Third Amendment to the Credit Agreement dated as of the Third Amendment Effective Date among the Borrower, the Administrative Agent, and the Lenders party thereto.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule..
1.4    Section 1.04 of the Credit Agreement is hereby amended by adding the following sentence to the end thereof: “Without limiting the foregoing, all Capitalized Lease obligations of any Person existing on the Third Amendment Effective Date plus up to $25,000,000 of additional Capitalized Lease obligations that would not have been required to be recognized as a liability on such Person’s balance sheet under GAAP prior to the effectiveness of the Accounting Standards Update (the “ASU”) issued by the Financial Accounting Standards Board on February 25, 2016 shall continue to be accounted for as if such obligations were not required to be recognized as a liability for purposes of all financial definitions and calculations with respect to of this Agreement notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be recognized as a liability on such Person’s balance sheet.”
1.5    Section 2.11 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
SECTION 2.11.    Alternate Rate of Interest.
(a)     If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including,

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without limitation, because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; or
(ii)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and (B) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
(b)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBOR Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBOR Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBOR Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate). Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or

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consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.11(b), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (y) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
1.6    Sections 2.14(f)(ii)(B)(1) and (4) are amended by adding “or IRS Form W-8BEN-E, as applicable,” immediately following the phrase “IRS Form W-8BEN” in each place where it appears therein.
1.7    Section 3.02 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
SECTION 3.02    Statutory Financial Statements. (a) The Annual Statement of each of the Insurance Subsidiaries as filed with the appropriate Governmental Authority of its state of domicile (the “Department”) and delivered to each Lender prior to the execution and delivery of the Third Amendment, as of and for the 2016 and 2017 Fiscal Years and as of and for the Fiscal Quarter ended March 31, 2018 (collectively, the “Statutory Financial Statements”), have been prepared in accordance with SAP applied on a consistent basis (except as noted therein). Each such Statutory Financial Statement was in material compliance with applicable law when filed. The Statutory Financial Statements fairly present the financial position, the results of operations, changes in equity and changes in financial position of each such Insurance Subsidiary as of and for the respective dates and periods indicated therein in accordance with SAP applied on a consistent basis, except as set forth in the notes thereto or on Schedule 3.02(a). All books of account of each of the Insurance Subsidiaries fully and fairly disclose all of the transactions, properties, assets, investments, liabilities and obligations of such Insurance Subsidiary and all of such books of account are in the possession of each such Insurance Subsidiary and are true, correct and complete in all material respects.
(a)    The investments of Insurance Subsidiaries reflected in the Annual Statements filed with the respective Departments with respect to the 2016 Fiscal Year (the “2016 Annual Statement”), the 2017 Fiscal Year (the “2017 Annual Statement”) and the March 31, 2018 Quarterly Statement (the “2018 Quarterly Statement”) comply in all material respects with all applicable requirements of the

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Department with respect to each such Insurance Subsidiary as well as those of any other applicable jurisdiction relating to investments in respect of which it may invest its funds.
(b)    Marketable securities and short term investments reflected in the 2016 Annual Statement, the 2017 Annual Statement and in the 2018 Quarterly Statement of each Insurance Subsidiary are valued at cost, amortized cost or market value, as required by applicable law.
(c)    There has been no event or occurrence which has had or could reasonably be expected to have a Material Adverse Effect on the Borrower, or on the Borrower and its Subsidiaries taken as a whole, since March 31, 2018.
1.8    Section 3.03 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
SECTION 3.03    GAAP Financial Statements. (a) The Borrower has furnished to the Administrative Agent and each of the Lenders (i) a copy of the unaudited consolidated balance sheets of the Borrower and its Subsidiaries, and the balance sheet of the Borrower on an unconsolidated basis as of March 31, 2018 and the related consolidated statements of income and cash flows for that portion of the Fiscal Year ending as of the close of March 31, 2018 and (ii) a copy of the unaudited consolidated statement of income of the Borrower and its Subsidiaries, and the statement of income of the Borrower on an unconsolidated basis, for March 31, 2018, all prepared in accordance with GAAP (subject to normal year-end adjustments and except that footnote and schedule disclosures are abbreviated) which financial statements are complete and correct and present fairly in accordance with GAAP (subject to normal year-end adjustments) consolidated or unconsolidated, as the case may be results of operations and cash flows of the Borrower as of March 31, 2018 and the period then ended.
(a)    The Borrower has provided to the Administrative Agent and each Lender a copy of the annual audited consolidated financial statements of the Borrower and its Subsidiaries, consisting of consolidated balance sheets and consolidated statements of income and retained earnings and cash flows, setting forth in comparative form in each case the consolidated figures for the years ended December 31, 2016 and December 31, 2017, which financial statements have been prepared in accordance with GAAP and certified without material qualification by KPMG LLP. Such financial statements are complete and correct and present fairly in accordance with GAAP the consolidated financial position and the consolidated results of operations and cash flows of the Borrower and its Subsidiaries as at the end of such year and for the period then ended.
(b)    With respect to any representation and warranty which is deemed to be made after the date hereof by the Borrower, the balance sheet and statements of operations, of shareholders’ equity and of cash flow, which as of such date shall most

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recently have been furnished by or on behalf of the Borrower to each Lender for the purposes of or in connection with this Agreement or any transaction contemplated hereby, shall have been prepared in accordance with GAAP consistently applied (except as disclosed therein), and shall present fairly the consolidated financial condition of the corporations covered thereby as at the dates thereof for the periods then ended, subject, in the case of quarterly financial statements, to normal year-end audit adjustments.
1.9    Article III of the Credit Agreement is amended by adding the following new Section 3.17 at the end thereof:
SECTION 3.17    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
1.10    Section 5.01(e) of the Credit Agreement is hereby amended by adding a new clause (x) at the end thereof:
(x) Promptly, such information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.
1.11    Each of Sections 5.01(e)(i), (viii) and (ix) are deleted and replaced with “[Reserved.]”.
1.12    Section 5.01 of the Credit Agreement is hereby amended by (i) renumbering clause (i) as clause (j) and inserting the following immediately before such renumbered clause (j).
(i) Promptly, any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.
1.13    Section 6.02 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
SECTION 6.02.    Net Worth. Not permit its Net Worth at any time to be less than the Minimum Net Worth. “Minimum Net Worth” means $981,311,200 plus 50% of equity contributions after March 31, 2018, excluding unrealized gains and losses; provided that on each March 31, commencing March 31, 2019, if 80% of the consolidated net worth of the Borrower and its Subsidiaries, calculated in accordance with GAAP, is greater than the Minimum Net Worth, the Minimum Net Worth shall be increased to such greater amount.
1.14    Section 9.02(b) of the Credit Agreement is hereby amended by replacing the word “Neither” at the beginning thereof with the following:
“Subject to Section 2.11(b), neither”

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1.15    The final paragraph in Section 9.04(b)(i) is hereby amended and restated in its entirety to read as follows:
As used herein, “Ineligible Institution” means a (a) natural person, (b) Defaulting Lender or its Parent, (c) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (d) the Borrower or any of its Affiliates; provided that, with respect to clause (c), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.
1.16    Section 9.01(a)(i) is amended and restated in its entirety to read as follows:
(i)    if to the Borrower, to it at One Horace Mann Plaza, Springfield, Illinois 62715-001, Attention of Troy Gayle (Telephone No.  217.788.5328) (Telecopy No. 217.788.5796) (Email: troy.gayle@horacemann.com) (Website www.horacemann.com);
1.17    Article IX of the Credit Agreement is amended by adding the following new Section 9.16 at the end thereof:
SECTION 9.16    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

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(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
1.18    Schedules 2.01 and 3.10 of the Credit Agreement are hereby replaced with Schedules 2.01 and 3.10 attached hereto.
2.    CONDITIONS PRECEDENT. This Amendment shall become effective when each of the conditions precedent set forth in this Section 2 shall have been satisfied, and notice thereof shall have been given by the Administrative Agent to the Borrower and the Lenders.
2.1    Receipt of Amendment. The Administrative Agent shall have received this Amendment duly executed by the Borrower, the Administrative Agent, and the Lenders.
2.2    Legal Opinion. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated as of the date hereof) of counsel for the Borrower, covering such other matters relating to the Borrower, this Amendment, the Credit Agreement, as amended hereby, or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
2.3    Organizational Documents and Authorization. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of this Amendment and the Transactions and any other legal matters relating to the Borrower, this Amendment or the Transactions (including confirmation that all material governmental and other consents and approvals (if any are required) necessary for execution, delivery and performance of this Amendment and the Credit Agreement as amended hereby have been obtained) all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
2.4    Financial Statements. The Borrower shall have delivered (i) satisfactory audited consolidated financial statements of the Borrower and its Subsidiaries (as required under Section 5.01(a)(ii) of the Credit Agreement) for the 2016 and 2017 Fiscal Years, (ii) satisfactory unaudited interim consolidated financial statements of the Borrower (as required under Section 5.01(a)(i) of the Credit Agreement) for the quarterly period ended March 31, 2018, (iii) the Annual Statement of each Insurance Subsidiary and of the Horace Mann Group (as required under Section 5.01(c)(ii) of the Credit Agreement), in each case, for the 2016 and 2017 Fiscal Years and (iv) the Quarterly Statement of each Insurance Subsidiary and of the Horace Mann Group (as required under Section 5.01(c)(i) of the Credit Agreement), in each case, as of March 31, 2018.
2.5    KYC Information. (i) The Administrative Agent shall have received, at least five days prior to the Third Amendment Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Act, to the extent requested in writing of the Borrower at least 10 days prior to the Third Amendment Effective Date. (ii) To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Third Amendment Effective Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Third Amendment Effective Date, a Beneficial

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Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Amendment, the condition set forth in this clause (ii) shall be deemed to be satisfied).
2.6    Fees and Expenses. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the date hereof, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under the Credit Agreement.
3.    REPRESENTATIONS AND WARRANTIES. After giving effect to this Amendment, the following statements by the Borrower shall be true and correct (and the Borrower, by its execution of this Amendment, hereby represents and warrants to the Administrative Agent and each Lender that such statements are true and correct as at such times):
(a)    the representations and warranties set forth in Article III of the Credit Agreement are true and correct as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of the date of such earlier date;
(b)    no Default has occurred and is continuing;
(c)    as of the Third Amendment Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Third Amendment Effective Date to any Lender in connection with the Credit Agreement is true and correct in all respects; and
(d)    (i) the Borrower has the full power to enter into, execute, deliver and carry out this Amendment and all such actions have been duly authorized by all necessary proceedings on its part, (ii) neither the execution and delivery of this Amendment by the Borrower nor the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof by it will conflict with, constitute a default under or result in any breach of (x) the terms and conditions of its articles of incorporation or bylaws or other organizational documents or (y) any material law or any material agreement or instrument or order, writ, judgment, injunction or decree to which it is a party or by which it is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of the Borrower, and (iii) this Amendment has been duly and validly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except to the extent that enforceability of this Amendment may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance and general concepts of equity.

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4.    MISCELLANEOUS.
4.1    Continuing Effectiveness, etc. This Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement as amended hereby, shall remain in full force and effect and is hereby ratified, approved and confirmed in each and every respect. After the effectiveness of this Amendment in accordance with its terms, all references to the Credit Agreement in the Loan Documents or in any other document, instrument, agreement or writing shall be deemed to refer to the Credit Agreement as amended hereby. Each other Loan Document is hereby ratified, approved and confirmed in each and every respect. This Amendment is a Loan Document.
4.2    Headings. The various headings of this Amendment used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.
4.3    Execution in Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.
4.4    Incorporation of Credit Agreement Provisions. The provisions of Sections 1.03, 9.03, 9.06, 9.07, 9.09, and 9.10 of the Credit Agreement are incorporated herein by reference as if fully set forth herein, mutatis mutandis.
4.5    New Lender Representations and Agreements. US Bank, National Association (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the effective date of this Amendment, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder, (iii) it has received a copy of the Credit Agreement (including all amendments thereto), and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Amendment and to provide its Commitment, and (iv) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Amendment and to provide its Commitment; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

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4.6    Exiting Lender. Upon the effectiveness of this Amendment, State Street Bank and Trust Company shall cease to be a Lender and shall have no further rights or obligations under the Credit Agreement (except for rights and obligations arising under provisions of the Credit Agreement that by their terms survive termination thereof). To the extent necessary, outstanding Credit Extensions shall be reallocated to the Lenders, other than State Street Bank and Trust Company, and the Lenders shall make such payments as may be necessary in connection with such reallocation.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
HORACE MANN EDUCATORS CORPORATION
By: /s/ Ryan E. Greenier
Name: Ryan E. Greenier
Title: VP, Corporate Finance
By: /s/ Troy M. Gayle
Name: Troy M. Gayle
Title: VP & Treasurer

728851754 11204652	Third Amendment to Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent
By:     /s/ Hector J. Varona
Name: Hector J. Varona
Title: Executive Director

728851754 11204652	Third Amendment to Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION
By:     /s/ Ryan Quinn
Name: Ryan Quinn
Title: Assistant Vice President

728851754 11204652	Third Amendment to Amended and Restated Credit Agreement

THE NORTHERN TRUST COMPANY
By:     /s/ Peter J. Hallan
Name: Peter J. Hallan
Title: Vice President

728851754 11204652	Third Amendment to Amended and Restated Credit Agreement

COMERICA BANK
By:     /s/ Heather Kowalski
Name: Heather Kowalski
Title: Senior Vice President

728851754 11204652	Third Amendment to Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION
By:     /s/ Duane Warrens
Name: Duane Warrens
Title: Vice President

728851754 11204652	Third Amendment to Amended and Restated Credit Agreement

ILLINOIS NATIONAL BANK
By:     /s/ Evan Westlake
Name: Evan Westlake
Title: Sr. Vice President

728851754 11204652	Third Amendment to Amended and Restated Credit Agreement

Schedule 2.01

Commitments

Lender	Commitment

JPMorgan Chase Bank, N.A.	$40,000,000
PNC Bank, National Association	$40,000,000
Northern Trust Company	$30,000,000
U.S. Bank National Association	$15,000,000
Comerica Bank	$15,000,000
Illinois National Bank	$10,000,000

TOTAL:	$150,000,000

728851754 11204652	Third Amendment to Amended and Restated Credit Agreement

Schedule 3.10

Subsidiaries

*Material Insurance Subsidiary

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